Exhibit 99.1

FOR IMMEDIATE  RELEASE

CONTACTS

Ray Davis                                                                       Ron Farnsworth

President & CEO                                                             EVP/Chief Financial  Officer

Umpqua  Holdings  Corporation                                         Umpqua  Holdings  Corporation

503-727-4101                                                                   503-727-4108
raydavis@umpquabank.com                                              ronfarnsworth@umpquabank.com

UMPQUA  BANK  COMPLETES  ACQUISITION  OF  FINANCIAL  PACIFIC  HOLDING  CORP

PORTLAND,  Ore.  – July 2,  2013  –    Umpqua  Holdings  Corporation (NASDAQ: UMPQ),  parent  company of Umpqua  Bank  and  Umpqua  Investments,  Inc.,  completed  its  acquisition  of  Financial  Pacific  Holding Corp. (FinPac),  the  parent  company  of  Financial  Pacific  Leasing,  LLC,  on  July  1,  2013.  The  Federal  Way, Washington-based company,  which  provides  leases  and  loans  for  business-essential  commercial equipment,  will  now  operate  as  a subsidiary of  Umpqua  Bank  under  the  leadership  of  Cort  O’Haver, executive vice  president  of  commercial  banking.

About Umpqua  Holdings  Corporation

Umpqua  Holdings  Corporation (NASDAQ: UMPQ)  is the parent  company  of  Umpqua  Bank,  an  Oregon- based community  bank  recognized  for  its  entrepreneurial  approach,  innovative  use  of  technology,  and distinctive banking  solutions.  Umpqua  Bank  has  locations  between  San  Francisco,  California,  and  Seattle, Washington, along  the  Oregon  and  Northern  California  Coast,  Central  Oregon  and  Northern  Nevada. Umpqua  Holdings  also  owns  a retail brokerage  subsidiary,  Umpqua  Investments,  Inc.,  which  has  locations in Umpqua  Bank  stores  and  in  dedicated  offices  in  Oregon.  Umpqua  Private  Bank  serves  high  net  worth individuals  and  non profits,  providing  trust  and  investment  services.  Umpqua  Holdings  Corporation  is headquartered  in  Portland,  Oregon.  For  more  information,  visit  www.umpquaholdingscorp.com.

About Financial  Pacific  Leasing  (FinPac)

Financial Pacific  Leasing  is  a  commercial  finance  company  that  leases  equipment  to  small  businesses.  The Company  originates  leases  through  a  nationwide  network  of  third-party  originators.  Financial  Pacific’s average lease  is approximately  $25,000,  and  its  portfolio  is  comprised  of  a  diverse  set  of  equipment  types, including vehicles/trailers,  medical  equipment,  computer  systems,  restaurant  equipment  and  construction equipment.

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